Exhibit 99.1

PRESIDENT’S COMMENTS AT GOLDFIELD’S ANNUAL MEETING
MELBOURNE, Florida, June 2, 2016 - The Goldfield Corporation (NYSE MKT: GV) released the comments made earlier today by Mr. John H. Sottile, President and Chief Executive Officer, at The Goldfield Corporation’s annual meeting of stockholders. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services to electric utilities, with operations primarily in the southeastern and mid-Atlantic regions of the United States and in Texas.
THE GOLDFIELD CORPORATION
ANNUAL SHAREHOLDERS MEETING JUNE 2, 2016
COMMENTS BY JOHN H. SOTTILE, PRESIDENT
Our stock has been publicly traded since 1906, making it one of the longest traded securities on the NYSE MKT and its predecessor exchanges. I will be providing some financial specifics but encourage you to review the more detailed information that can be found in our financial and other reports filed with the SEC and available on our website at www.goldfieldcorp.com. After the comments, I would be pleased to entertain questions you may have.
In 2015, we achieved strong growth in revenue and significantly improved operating margins over 2014. This resulted from higher demand for our electrical construction services, as well as our focus on improving operating efficiencies and securing well-qualified labor. Additionally, the completion of the Texas projects allowed us to focus our efforts on work throughout other operating regions.
Comparing 2015 to 2014:

•	Revenue increased 22.6% to $120.6 million from $98.4 million. This increase was attributable to strong growth in both master service agreements and other electrical construction work.

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Income from continuing operations before taxes increased almost ten-fold to $8.2 million from $778,000. We were able to achieve this improvement despite losses recognized in the first two quarters of 2015 on now completed Texas projects.

•	Net income grew to $4.5 million from a net loss of $319,000.

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Twelve month electrical construction backlog remained steady. At year-end 2015, backlog expected to be realized within the next twelve months was $84.7 million compared to $85.3 million at year-end 2014.

Results for the first quarter of this year have continued strong.

•	Revenue grew 17.1% to $35.8 million from $30.5 million. This increase was attributable to growth in both master service agreements and other electrical construction work.

•	Income from continuing operations before taxes increased to $6.8 million from a loss of $1.6 million.

•	Net income grew to $4.3 million from a net loss of $846,000.
The results we achieved in 2015 and the first quarter of this year represent a major turnaround in electrical construction operations. Significant strides were achieved in both growing our business and strengthening operations. The foundation we have built has positioned us to take advantage of future opportunities. We believe Goldfield has solid market potential, a sound business model and strong operations.

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Briefly, I will address the question raised at last year’s annual meeting regarding quarterly investor conference calls. Although still under consideration, we do not currently plan to hold investor conference calls. We are committed to providing timely and complete disclosure in our public filings. At this time, we do not believe investor conference calls would add significantly to a better understanding of the Company and its future. Due to Goldfield’s size and commitment to a limited number of customers, it would not be prudent for Goldfield to provide earnings guidance. To the extent we continue to grow and broaden our operating base, the usefulness of investor conference calls may become more apparent. We will continue to review our policy.
We appreciate the support of Goldfield shareholders over the years and are grateful to our employees who are dedicated to moving Goldfield forward.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern and mid-Atlantic regions of the United States and in Texas. The Company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our results, please refer to our filings with the Securities and Exchange Commission which can be found on the Company’s website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.
For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com